UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

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☐ Soliciting Material Under to Rule 14a-12

CREDENCE SYSTEMS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CREDENCE SYSTEMS CORPORATION

1421 California Circle

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 15, 2007

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Credence Systems Corporation, a Delaware corporation (the “Company”), will be held on Thursday, March 15, 2007, at 10:00 a.m. local time, at the Company’s headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect three members of the Board of Directors of the Company: Dr. Ping Yang, Mr. Richard Beyer, and Mr. Lavi Lev, each to serve until the end of their term in 2009, 2010, and 2010, respectively, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (hereinafter referred to as “independent auditors”);

3.	To consider and act on a stockholder proposal regarding pay-for-superior performance; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 23, 2007 are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company for a period of ten days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please submit your Proxy over the Internet, by telephone, or sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be submitted over the Internet, by telephone or signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely

Lavi A. Lev

President and

Chief Executive Officer

February xx, 2007

Milpitas, California

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

i

CREDENCE SYSTEMS CORPORATION

1421 California Circle

Milpitas, California 95035

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 15, 2007

General

The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors (the “Board”) of Credence Systems Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on March 15, 2007 (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. local time at the Company’s headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035. These proxy solicitation materials were mailed on or about February 20, 2007 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On January 23, 2007, the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, approximately 100,621,071 shares of the Company’s common stock, $0.001 par value (“Common Stock”), were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on January 23, 2007. The election of directors is by plurality vote, and the candidates receiving the highest number of affirmative votes will be elected. Each of the other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, will have no effect on the result of the vote. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors. In determining whether a proposal has been approved, other than the election of directors, abstentions have the same effect as votes against the proposal.

Proxies

If the enclosed form of Proxy is properly signed and returned or if you submit your Proxy and voting instructions over the Internet or by telephone, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. Stockholders submitting Proxies over the Internet or by telephone should not mail the Proxy voting instruction form. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the approval of Proposals One and Two and AGAINST the approval of Proposal Three as described in the accompanying Notice and this Proxy Statement. Proxies will confer upon the proxy holders discretionary authority to vote upon matters that the Board does not know as of the date hereof but may be presented at the Annual Meeting, as well as the authority to adjourn or postpone the Annual Meeting in order to assure that all stockholders who wish to vote on the matter will be able to cast their votes and to act upon other matters incident to the conduct of the meeting. If you vote your Proxy by mail, you may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company’s principal executive offices, a notice of revocation or another signed Proxy with a later date. If you chose to vote your Proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., the Internet or telephone) so long as you retain the proxy card referencing your voter control number. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic mail, or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit Proxies other than by mail.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (408) 635-4300 requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and Annual Report at the stockholder’s household and would like to receive a single copy of the Proxy Statement and Annual Report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the Proxy Statement and Annual Report.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2008 Annual Meeting must be received no later than October 18, 2007, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the Proxy solicited by the Board for the 2008 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than January 1, 2008. Such stockholder proposals should be submitted to 1421 California Circle, Milpitas, California 95035, Attention: Corporate Secretary.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation provides for a classified Board consisting of three classes of directors having staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of nine persons.

The Board is currently composed of: (i) three directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2007 (Richard Beyer, William G. Howard, Jr. and Lavi A. Lev); (ii) three directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2008 (Lori Holland, Dave House and Jon D. Tompkins); and (iii) three directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2009 (Henk J. Evenhuis, Bruce R. Wright and Ping Yang). In December 2006, Mr. Ranhoff resigned from the Board and Mr. Howard informed the Board that he would not stand for re-election to the Board. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

In conformity with the Company’s Certificate of Incorporation and Bylaws, the director appointed by the Board, Ping Yang, must stand for re-election to the Board at the Annual Meeting. In addition, Mr. Beyer and Mr. Lev will stand for re-election to the Board at the Annual Meeting due to their terms expiring. Each nominee is currently a director of the Company with a term expiring at the Annual Meeting. The Proxy solicited by the Board for the 2007 Annual Meeting cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Each nominee for election has agreed to serve if elected, and management has no reason to believe that a nominee will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below. The candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected director of the Company, to serve his term and until his successor has been elected and qualified.

Nominee for Term Ending Upon the 2009 Annual Meeting of Stockholders

Dr. Ping Yang, 54, has served as a Director of the Company since November 2006. Dr. Yang currently operates an independent consulting practice serving semiconductor companies, providing expertise in the areas of VLSI technology development, computer-aided design, circuits and systems, large-scale integrated circuits and solid-state electronics. Dr. Yang served as Vice President of Research and Development at Taiwan Semiconductor Manufacturing Company (“TSMC”) from June 2001 to November 2005. Prior to joining TSMC, Dr. Yang held various management positions at SMC North America and Texas Instruments. Dr. Yang currently serves as a director of Apache Design Solutions, Inc., Intevac, and Global Unichip. Dr. Yang is a fellow of the Institute of Electrical and Electronics Engineers and a recipient of the Institute’s Third Millennium Medal.

Nominees for Term Ending Upon the 2010 Annual Meeting of Stockholders

Richard M. Beyer, 58, has served as a Director of the Company since September 2003. Mr. Beyer currently serves as Chief Executive Officer and a Director of Intersil Corporation. From May 2002 until January 2006, Mr. Beyer served as President, Chief Executive Officer and a Director of Intersil Corporation. From July 2000 to May 2002, Mr. Beyer was President, Chief Executive Officer and Director of Elantec Semiconductor. From January 1999 to July 2000, Mr. Beyer served as President, Chief Executive Officer and Director of FVC.COM,

Inc. From July 1996 to August 1998, Mr. Beyer served as President, Chief Operating Officer and Director of VLSI Technology, Inc. From June 1995 to June 1996, Mr. Beyer was Executive Vice President and Chief Operating Officer of National Semiconductor Corporation. From 1993 to 1995, Mr. Beyer was President of National Semiconductor’s Communications and Computing Group. Before joining National Semiconductor, Beyer served in a number of senior managerial positions in the telecommunications and computer industries.

Lavi A. Lev, 50, has served as a Director of the Company since February 2007. Mr. Lev was named president and chief executive officer of the Company in December of 2006. From March 2001 to December 2006, Mr. Lev served as executive vice president and general manager of the products and solution business at Cadence Design Systems, Inc. Mr. Lev has more than twenty years of experience in the design tool and semiconductor industries at companies including National Semiconductor, Intel, Sun Microsystems, Silicon Graphics, MIPS Technologies and Cadence.

Continuing Directors for Term Ending Upon the 2008 Annual Meeting of Stockholders

Lori Holland, 48, has served as a Director of the Company since September 21, 2004. Ms. Holland brings to the position 22 years of diverse finance experience in CFO roles at companies including Bookham Technology, an optical components supplier to the telecommunications industry, Read-Rite, a manufacturer of components to the disc drive industry, Zaffire, a venture-backed optical systems supplier, and NeoMagic, a fabless semiconductor company and supplier of low-power audio and video integrated circuits for mobile use. Ms. Holland began her financial career as an auditor with Ernst & Young in Los Angeles and San Jose, California. Ms. Holland currently serves in the Board of Directors of Bookham, Inc. and WiderThan Co., Ltd.

Dave House, 63, has served as the Executive Chairman and a Director of the Company since December 9, 2005. Mr. House is a forty-year veteran of the computing, communications and semiconductor industry with twenty-two years in management positions with Intel Corporation. Mr. House served as executive chairman of Brocade Communication Systems from January 2005 until December 2005 and currently serves as non-executive chairman of that company. From January 2001 until March 2003, he was chairman and CEO of Allegro Networks. Beginning in 1996, Mr. House served as chairman and CEO of Bay Networks, negotiating its merger with Nortel. He became president of Nortel Networks after the merger was completed in 1998. Mr. House was a member of the Intel team from 1974 to 1996. In 1978, he became general manager of its Microcomputer Components Division.

Jon D. Tompkins, 66, has served as a Director of the Company since September 1999. Mr. Tompkins has served as the non-executive Chairman of the Board of Directors of Electro Scientific Industries since April 2003. Mr. Tompkins was Chairman of the Board of Directors for KLA-Tencor Corporation from July 1998 to June 1999. From April 1997 until July 1998, he was Chief Executive Officer and served as a Director of KLA-Tencor Corporation. From April 1991 to April 1997, he was President and Chief Executive Officer of Tencor Instruments prior to its merger with KLA Instruments Corporation. He was a Director of Tencor Instruments from 1991 until April 1997 and was appointed Chairman of the Board of Directors of Tencor Instruments, Inc. in November 1993. He currently serves on the Boards of Directors of Cymer, Inc. and Electro Scientific Industries, as well as several private companies.

Continuing Directors for Term Ending Upon the 2009 Annual Meeting of Stockholders

Henk J. Evenhuis, 63, has served as a Director of the Company since September 1993. Mr. Evenhuis formerly served as Vice President, Chief Financial Officer and Secretary of Fair, Isaac and Company, Inc., a decision analytic software company, from October 1999 to December 31, 2002. From July 1998 to October 1999, he was a consultant to the semiconductor industry. Prior to that, he served as Executive Vice President and CFO of Lam Research Corporation, a semiconductor capital equipment manufacturer from April 1987 to July 1998. From 1983 to 1987, Mr. Evenhuis served as Chief Financial Officer of Ferix Corporation, Trimedia Corporation and Corvus Systems, Inc.

Bruce R. Wright, 58, has served as a Director of the Company since July 2003. Mr. Wright currently serves as Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech Stepper, Inc. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the election of each of the above nominees.

Board Committees and Meetings

During the fiscal year ended October 31, 2006, the Board held five meetings and acted by unanimous written consent on four occasions. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the directors attended or participated in 75% or more of the aggregate of (i) the total meetings of the board of directors (held during the period he or she served) and (ii) the total number of meetings held by all committees on which he or she served (held during the period he or she served) during the past fiscal year. The Company encourages, but does not require, its Board members to attend the annual stockholders meeting. Four of the Company’s directors attended the 2006 annual meeting of stockholders.

The Audit Committee currently consists of three directors, Mr. Evenhuis, Ms. Holland and Mr. Wright, and is primarily responsible for approving the services performed by the Company’s independent auditors and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. The Audit Committee held nine meetings during the last fiscal year and acted by unanimous written consent on one occasion. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. The Board has further determined that Mr. Evenhuis, Ms. Holland and Mr. Wright are “audit committee financial experts” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Audit Committee operates under a written charter that sets forth the functions and responsibilities of the Audit Committee.

The Compensation Committee currently consists of three directors, Mr. Beyer, Mr. Tompkins, and Dr. Yang, and is primarily responsible for reviewing and approving the Company’s general compensation policies and setting compensation levels for the Company’s executive officers. The Compensation Committee also has the exclusive authority to administer the Company’s 1994 Employee Stock Purchase Plan and the Company’s 2005 Stock Incentive Plan and 2000 Supplemental Stock Option Plan and to make option grants thereunder. The Compensation Committee held five meetings during the last fiscal year and did not act by unanimous written consent.

The Nominating and Corporate Governance Committee, established during October 2002, currently consists of three directors, Mr. Tompkins, Mr. Beyer and Mr. Wright, and identifies and recommends director nominees to be selected by the Board for submission to vote at the Company’s annual stockholder meetings, implements the Board’s criteria for the selection of new directors, reviews and recommends revisions to the corporate governance policies of the Board, and provides oversight of the evaluation of the performance of the Board.

The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website located at www.credence.com. The Nominating and Corporate Governance Committee held five meetings during the last fiscal year and did not act by unanimous written consent. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

The Nominating and Corporate Governance Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of stockholder proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 1421 California Circle, Milpitas, California 95035 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock at least one hundred twenty (120) days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers the individual’s experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to actively participate and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

Dr. Ping Yang is standing for election by the stockholders at the 2007 Annual Meeting after being appointed to the Board in 2006 by the Board itself. The full Board initiated the review of this candidate, reviewed his qualifications and unanimously approved his appointment as director. Mr. Lavi A. Lev is standing for election by the stockholders at the 2007 Annual Meeting after being appointed to the Board of Directors in 2007 by the Board itself to fill a vacancy created on the Board by the resignation of David Ranhoff, whose term was scheduled to expire at the 2007 Annual Meeting. The full Board initiated the review of this candidate, reviewed his qualifications and unanimously approved his appointment as a director.

Corporate Governance Guidelines

The Board has adopted Guidelines on Significant Corporate Governance Issues (the “Guidelines”), and the Board’s Nominating and Corporate Governance Committee is responsible for overseeing the Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. Among other matters, the Guidelines include the following provisions:

•

A majority of the members of the Board of Directors are independent directors, as defined in the applicable rules for Nasdaq-traded issuers. Independent directors do not receive consulting, legal or other fees from the Company other than Board compensation.

•	Directors may not serve after the Annual Meeting of Stockholders by which they have attained age 70.

•	The Board appoints members of Board committees.

•	The Audit, Compensation and Nominating and Corporate Governance Committees consist entirely of independent directors.

•	The Board has a process whereby the Board and its members are subject to periodic self-evaluation and self-assessment.

•

Members of the Board are limited to service on no more than four public company boards of directors and any Chief Executive Officer of the Company serving as a director may serve on only one other public company Board, subject to approval by the Board.

•

The Board recommends and encourages each new member and each continuing member of the Board to participate in director education programs and to attend not less than one accredited program during each term of service.

•

The Board has adopted a Code of Ethics for executive officers and has required that the executive officers be required to acknowledge the Company’s adoption and their attention to adhere to, the Code of Ethics. A copy of this Code of Ethics can be viewed at the Company’s website located at www.credence.com.

•

The Board has adopted a Code of Ethics and Business Conduct to provide guidance to its employees regarding standards for conduct of the Company’s business, which code has been delivered to all employees of the Company. A copy of this Code of Ethics and Business Conduct can be viewed at the Company’s website located at www.credence.com.

•	At least annually, the Board reviews the Company’s strategic long-range plan, business unit initiatives, capital projects and budget matters.

•

The Board has established the position of Lead Independent Director, which is currently held by Mr. Tompkins. Independent directors meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running the meetings.

•	The Chief Executive Officer periodically reports to the Board on succession planning and management development.

•	At least annually, the independent directors evaluate the performance of the Chief Executive Officer and other senior management personnel.

•

Incentive compensation plans link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. For additional information, see “Compensation Committee Report” on page [    ].

Communication Between Stockholders and Directors

The Board currently does not have a formal process for stockholders to send communications to the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board may send communications directly to Lavi Lev, President and Chief Executive Officer of the Company, c/o Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035.

Director Compensation

As of the date of each Annual Stockholders Meeting, each non-employee Board member who is to continue to serve as such following such meeting will receive an annual retainer of $25,000 which will be paid in four equal quarterly installments.

The Lead Independent Director, who shall serve in the absence of an independent chairperson of the Board, and who shall serve as the chairperson of the Nominating and Corporate Governance Committee, will receive an annual retainer of $10,000 that will be paid in four equal quarterly installments. If the chairperson of the Nominating and Corporate Governance Committee is not the Lead Independent Director, such chairperson shall be paid $7,500, to be paid in four equal quarterly installments. The chairman of the Audit Committee shall receive an annual retainer of $10,000 to be paid in four equal quarterly installments. The chairperson of the Compensation Committee shall receive an annual retainer of $7,500 to be paid in four equal quarterly installments.

Each Board member who serves on the Board will be paid $1,500 per Board meeting attended. Each member of the Audit Committee will also be paid $1,500 per Audit Committee meeting attended. Each member of the Compensation Committee and each member of the Nominating and Corporate Governance Committee will be paid $1,000 for each Compensation Committee or each Nominating and Corporate Governance Committee meeting attended.

Non-employee Board members are eligible to receive various option grants pursuant to an automatic option grant program adopted by the Board under the 2005 Stock Incentive Plan. Under the automatic option grant program, each non-employee Board member, at the time of his or her initial election or appointment to the Board, receives an option grant for 20,000 shares of Common Stock. Under the automatic option grant program, each non-employee Board member will be granted an option to purchase 4,000 shares of Common Stock on April 1st, July 1st, October 1st and January 1st of each year with the first such grant being made on April 1, 2005; provided that the non-employee Board member is a director on the date of grant of such option and provided further that no such option grant will be made to any non-employee Board member who has not served as a director of the Company, as of the date of grant of such option, for at least six (6) months. In the event any April 1st, July 1st, October 1st or January 1st is not a business day, the corresponding option grant will be made on the first business day after such date. Each grant under the automatic option grant program will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of ten (10) years, subject to earlier termination should the optionee cease to serve as a Board member.

The initial 20,000 share grant made to a new non-employee Board member is exercisable for 12.5% of the option shares upon completion of six (6) months of Board service measured from the grant date and is exercisable for the balance of the option shares in a series of fourteen (14) successive equal quarterly installments upon the individual’s completion of each additional three (3) month period of Board service. Each subsequent 4,000 share grant made to non-employee Board members is exercisable for 25% of the option shares upon each yearly anniversary of the April 1st grant date for the first in the series of four subsequent grants awarded to each non-employee Board member. For initial subsequent grants awarded to a non-employee Board member who was ineligible to receive a subsequent grant on April 1st of any year, the vesting commencement date for such subsequent grants to be made to such non-employee Board member is the grant date of the initial subsequent grant in such series of three or fewer subsequent grants.

However, each option grant under the automatic option grant program will immediately vest and become exercisable for all the option shares upon (i) an acquisition of the Company by merger or stock or asset sale, (ii) a hostile takeover of the Company, or (iii) the optionee’s death or disability while continuing to serve as a Board member. The vesting of any options held by each non-employee Board member who ceases Board service after the completion of nine (9) or more years of such Board service and who is at least sixty five (65) years of age at such time will accelerate in full. The period during which any such options held by each non-employee Board member who ceases Board service after the completion of nine (9) or more years of such Board service will remain exercisable following such termination for a period of twelve (12) months, but in no event will such option remain exercisable after the expiration of the option pursuant to its terms.

Pursuant to the automatic option grant program under the 2005 Stock Incentive Plan, stock options for 4,000 shares of Common Stock were granted on January 3, 2006, April 3, 2006, July 3, 2006 and October 2, 2006, to each of the following individuals who continued to serve as non-employee Board members: Mr. Beyer, Mr. Evenhuis, Ms. Holland, Dr. Howard, Mr. Tompkins, and Mr. Wright. The options granted January 3, 2006 have an exercise price of $7.36; those granted on April 3, 2006 have an exercise price of $7.35 per share; those granted July 3, 2006 have an exercise price of $3.50 per share and those granted October 2, 2006 have an exercise price of $2.73 per share.

PROPOSAL TWO—RATIFICATION OF INDEPENDENT AUDITORS

The Board has appointed the firm of Ernst & Young LLP, independent auditors for the Company during fiscal year 2006, to serve in the same capacity for the fiscal year ending November 3, 2007, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Independent Registered Public Accounting Firm Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended October 31, 2006 and October 31, 2005 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year 2006	Fiscal Year 2005
Audit Fees(1)	$3,099,000	$3,939,000
Audit-Related Fees(2)	—	403,000
Tax Fees(3)	786,000	409,000
All Other Fees(4)	—	—

Total Fees	$3,885,000	$4,751,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q or services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Fiscal year 2006 includes fees for professional services rendered in connection with assessment and testing of internal controls in connection with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” During fiscal 2005, these services included consultations primarily related to the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. During fiscal 2005 and 2006, these services include consultations related to the Company’s domestic and international operations, the preparation of certain foreign tax returns and tax advice (including expatriate tax services) in preparing for and in connection therewith.
(4)	All Other Fees consist of fees for services other than the services reported above.

All fees described above were either approved in advance by the Audit Committee or approved in advance in accordance with policies and procedures adopted by the Audit Committee for the pre-approval of audit and permissible non-audit services provided by the Company’s independent auditors.

In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending November 3, 2007, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services are so compatible.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation, if requested, at the time of approval.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending November 3, 2007.

PROPOSAL THREE—STOCKHOLDER PROPOSAL REGARDING

PAY-FOR-SUPERIOR-PERFORMANCE

William C. Thompson, Jr., Comptroller of the City of New York, whose address is The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341, on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System (collectively, the “Systems”), has requested that the following proposal be included in this Proxy Statement and has indicated that he intends to bring this proposal before the 2007 Annual Meeting of Stockholders. Mr. Thompson has advised the Company that each of the Systems intends to hold more than $2,000 of the Company’s common stock through the date of the Annual Meeting. The Systems’ proposal and their related supporting statement are followed by a recommendation and a statement of opposition from the Board. The Board disclaims any responsibility for the content of the proposal and the statement in support of the proposal.

Resolved: That the shareholders of Credence Systems Corporation request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

BOARD OF DIRECTORS’ STATEMENT OF OPPOSITION TO THE PROPOSAL

The Board and the Compensation Committee (the “Committee”) strongly support the concept of performance-based executive compensation and have designed a compensation program that ties a significant portion of senior executives’ compensation to Company performance and personal achievement of challenging performance goals. After careful consideration, the Board believes that the stockholder proposal (the “Proposal”) to require the Committee to establish a pay-for-superior-performance standard by using the performance of peer companies rather than the Company’s performance to determine the amount of payments under the Company’s performance based compensation plans for senior executives is not in the best interests of Credence or its stockholders for the following reasons:

1.	The Proposal is so vague and subject to different interpretations that neither the stockholders voting on the Proposal, nor the Committee in implementing the Proposal (if adopted), would be able to determine with any reasonable certainty exactly what actions or measures the Proposal requires. For example, the Proposal does not clearly indicate whether the Committee should abolish any or all of the current compensation plans for senior executives or how the Proposal would apply to the compensation plans referred to below.

2.	We believe strongly in, and have a long history of, providing the Company’s executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is our objective to make a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon the officer’s own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in Credence’s industry, (ii) semi-annual variable performance awards payable in cash and with the majority of awards based on the Company’s achievement of operating income targets and the balance based on management-based objectives, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an executive officer’s level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer’s total compensation be dependent upon Company performance and stock price appreciation rather than base salary. A detailed analysis of the Company’s compensation philosophy and objectives may be found under “Compensation Committee Report” in this Proxy statement.

3.	Total compensation must be competitive to attract the best talent to Credence; motivate employees to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value. Senior executives are effectively motivated when their performance-based compensation is directly tied to Credence’s performance and not to the performance of peer companies over which Credence’s senior executives have no control. Compensation plans that would pay nothing for outstanding performance that merely matched the performance of Credence’s peer companies would not accomplish these purposes. Furthermore, the Board does not agree that executives should be awarded an incentive bonus solely because certain financial measures of the Company exceed peer group performance. Conversely, executives may be doing an extraordinary job in the face of unique business challenges, but still not succeed in lifting the Company’s performance above the peer group average. Under incentive compensation indexed to peer group performance, such extraordinary performance would not be recognized. Moreover, peer group performance can be impacted by many factors that may not provide comparability, possibly leading to inequitable consequences.

4.

The Committee is composed entirely of independent directors and devotes substantial time and attention throughout the year to executive compensation matters, including periodic reviews with independent third party consultants, to align compensation with stockholder interest and to further corporate goals and strategy. The independent directors need discretion to be able to perform their role effectively. The Proposal would put an undue constraint on the independent directors’ ability to exercise judgment and would place the Company at a competitive disadvantage.

5.	A significant portion of the Company’s long-term incentive compensation program consists of stock options. The holders realize economic benefit only to the extent that Credence’s stock increases in value. Therefore, the Board believes that the equity component of our executive incentive program is appropriately performance-based and aligns the interest of the executives with that of our stockholders.

After careful consideration, the Board believes that restricting the Committee’s choice of compensation alternatives as the Proposal suggests will unduly constrain the Committee’s ability to respond to market trends and to tailor compensation incentives to the Company’s business goals. The Board believes that Credence’s current performance-based compensation programs adequately and directly align performance and pay and have been a strong contributing factor to the Company’s success over the years, providing real value to its stockholders. The Board believes that it is in the best interests of stockholders to give the Committee the flexibility and discretion to use performance-based compensation and equity incentive tools as appropriate based on the circumstances and information available at the time. For this reason and the reasons stated above, the Board believes that the adoption of the Proposal is unnecessary and detrimental to the long-term interests of the Company’s stockholders.

Recommendation of the Board

The Board of Directors recommends a vote “AGAINST” the Proposal for the reasons discussed above. Proxies solicited by the Board of Directors will be voted “AGAINST” the Proposal unless a stockholder indicates otherwise in voting the proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of December 31, 2006 unless otherwise noted, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s Common Stock, (ii) each director, (iii) the executive officers named in the Summary Compensation Table below and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Information for FMR Corp., Wells Fargo & Co., Barclays Global Investors, NA and Dimensional Fund is based upon the most recent 13D, 13D/A, 13G or 13G/A filed by such entities with the Securities and Exchange Commission. In the case of CitiGroup Global Markets, its ownership was reported on a Form 13D/A filed by Francisco Partners, L.P., the seller of the shares to this entity.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	10,456,209	10.39%
CitiGroup Global Markets (3) 390-388 Greenwich Street New York, NY 10013	8,053,600	8.00%
Barclays Global Investors, NA (4) 45 Fremont Street San Francisco, CA 94105	6,212,749	6.17%
Wells Fargo & Co. (5) 420 Montgomery Street San Francisco, CA 94163	5,752,329	5.72%
Dimensional Fund Advisors LP (6) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	5,035,799	5.01%
Richard M. Beyer (7)	30,250	*
Henk J. Evenhuis (8)	112,250	*
Lori Holland (9)	16,250	*
Dave House (10)	35,000	*
William G. Howard, Jr. (11)	133,200	*
David A. Ranhoff (12)	1,013,022	*
Jon D. Tompkins (13)	94,000	*
Bruce R. Wright (14)	32,500	*
Ping Yang (15)	0	*
John C. Batty (16)	264,063	*
Brett L. Hooper (17)	2,197	*
Lavi A. Lev (18)	200,000	*
Byron W. Milstead (19)	126,750	*
All current directors and executive officers as a group (15 persons) (20)	2,287,278	2.27%

*	Less than one percent (1%) of the outstanding Common Stock
(1)	Percentage of ownership is based on 100,612,071 shares of Common Stock Outstanding on December 31, 2006, as adjusted to include all options exercisable as of December 31, 2006 and exercisable within 60 days after that date which are held by that particular stockholder and that are included in the first column.
(2)	Pursuant to a Schedule 13G/A filed on January 10, 2007 with the Securities and Exchange Commission, FMR Corporation reported that as of December 31, 2006 it had sole voting power over 24,183 shares and sole dispositive power over 10,456,209 shares.

(3)	Pursuant to a Schedule 13D/A filed on January 4, 2007 with the Securities and Exchange Commission, NPTest Holding, L.L.C. reported the sale of 8,053,600 shares to this entity.
(4)	Pursuant to a Schedule 13G filed on January 23, 2007 with the Securities and Exchange Commission, Barclays Global Investors, NA reported that as of December 31, 2006 it had sole voting power over 5,831,294 shares and sole dispositive power over 6,212,749 shares.
(5)	Pursuant to a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2007, Wells Fargo & Co. reported that it had sole voting power over 5,668,620 shares and sole dispositive power over 5,720,846 shares.
(6)	Pursuant to a Schedule G/A filed with the Securities and Exchange Commission on February 2, 2007, Dimensional Fund Advisors LP reported that it had sole voting authority over 5,035,799 shares and sole dispositive power over 5,035,799 shares.
(7)	Includes 30,250 shares under stock options exercisable within sixty (60) days after December 31, 2006.
(8)	Includes 108,250 shares under stock options exercisable within sixty (60) days after December 31, 2006.
(9)	Includes 15,250 shares under stock options exercisable within sixty (60) days after December 31, 2006.
(10)	Includes 25,000 shares under stock options exercisable within sixty (60) days after December 31, 2006.
(11)	Includes 133,200 shares under stock options exercisable within sixty (60) days after December 31, 2006.
(12)	Includes 993,138 shares under stock options exercisable within sixty (60) days after December 31, 2006. On December 6, 2006, Mr. Ranhoff’s service as President and Chief Executive Officer was terminated and he resigned from the Board.
(13)	Includes 89,000 shares under stock options exercisable within sixty (60) days after December 31, 2006.
(14)	Includes 31,500 shares under stock options exercisable within sixty (60) days after December 31, 2006.
(15)	This director’s options have not vested and are not exercisable.
(16)	Includes 264,063 shares under stock options exercisable within sixty (60) days after December 31, 2006.
(17)	This executive officer terminated his employment with the Company on August 3, 2006 and currently does not have any exercisable options.
(18)	Represents a restricted stock award granted December 11, 2006 which vests at the rate of 25% per year on each of the four subsequent anniversary dates following date of grant.
(19)	Includes 126,750 shares under stock options exercisable within sixty (60) days after December 31, 2006.
(20)	Includes 1,984,555 shares under stock options exercisable within sixty (60) days after December 31, 2006.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table provides certain summary information concerning the compensation for:

•	the Company’s Chief Executive Officer, and

•

the Company’s three other executive officers whose salary and bonus for the 2006 fiscal year was in excess of $100,000 earned for the services they rendered in all capacities to the Company and its subsidiaries, for the 2006 fiscal year and the two preceding fiscal years.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Securities Underlying Options (#)		All Other Compensation ($)
David A. Ranhoff President and Chief Executive Officer (4)	2006 2005 2004	400,005 391,733 343,526	(1) (1) (1)	184,151 402,931 250,231	(2) (2)(3) (2)	— —	175,000 300,000 120,000		— —

John C. Batty Senior Vice President, Chief Financial Officer and Secretary (5)	2006 2005 2004	285,002 231,290 —		78,724 30,683 —	(2) (2)	— —	75,000 250,000 —		— —

Byron W. Milstead Senior Vice President and General Counsel (6)	2006 2005 2004	227,698 212,542 194,458	(1) (1) (1)	52,413 23,497 148,348	(2) (2) (2)	— —	40,000 40,000 35,000		— —

Brett Hooper Senior Vice President, Human Resources (7)	2006 2005 2004	156,917 189,611 76,154	(1) (1) (1)	— 20,961 52,875	(2) (2)	— —	40,000 30,000 27,500	(8)	— —

(1)	The salaries of Messrs. Ranhoff, Milstead and Hooper were decreased by amounts ranging from twelve to fifteen percent in November 2002 in connection with a Company-wide salary reduction program. The salaries of Messrs. Ranhoff and Milstead were adjusted effective May 28, 2004. The salary of Mr. Ranhoff was adjusted effective January 1, 2005 in connection with his assumption of the position of Chief Executive Officer. The salaries of Mr. Milstead and Mr. Hooper were adjusted effective March 1, 2005. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”
(2)

The bonuses earned by Messrs. Ranhoff, Batty, and Milstead during the 2006 fiscal year, in the amounts of $184,151, $78,724, and $52,413, respectively, were based on the attainment of certain management based objectives under the Company’s 2005 Incentive Plan. In December 2006, the Compensation Committee approved cash bonus payments under the 2005 Incentive Plan for the named executive officers. Because the financial performance targets for the fiscal year were not attained and certain management based objectives were not achieved during fiscal year 2006, partial bonuses were paid under the Plan. The bonuses earned by Messrs. Ranhoff, Batty, Milstead, and Hooper during the 2005 fiscal year, in the amounts of $82,932, $30,683, $23,497, and $20,961, respectively, were based on the attainment of certain management based objectives under the Company’s 2005 Incentive Plan. The Plan, approved by the Board during the first quarter of the fiscal year, provided for the payment of cash bonuses upon the achievement of specific performance criteria for the 2005 fiscal year, including Company financial goals and common corporate goals. Substantially all of the Company’s non-sales employees were eligible to participate in the 2005 Incentive Plan, including the Company’s executive officers. In November 2005, the Compensation

Committee approved cash bonus payments under the 2005 Incentive Plan for the named executive officers. Because the financial performance targets for the fiscal year were not attained and certain management based objectives were achieved during fiscal year 2005, partial bonuses were paid under the Plan. The bonuses paid to Messrs. Ranhoff and Milstead during the 2004 fiscal year included a bonus during the first half of the year based on the Company’s achievement of certain operating profit targets and a bonus during the second half of the fiscal year based on the attainment of certain management based objectives.

(3)	The bonus earned by Mr. Ranhoff during the 2005 fiscal year additionally included the amount of $320,000 related to the Company’s acquisition of NPTest Holding Corporation. This bonus, recommended by the Compensation Committee and approved by the Company’s Board in May 2004, was intended to induce certain key employees to remain in service with the Company for a term of not less than one year to facilitate the successful integration of NPTest Holding Corporation with the Company.
(4)	Mr. Ranhoff was named President and Chief Operating Officer on August 14, 2001. Effective January 1, 2005, Mr. Ranhoff assumed the positions of President and Chief Executive Officer. Mr. Ranhoff’s annual base salary for those positions is $400,000. Mr. Ranhoff’s service as President and Chief Executive Officer was terminated and he resigned from the Board on December 6, 2006. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements” for a summary of Mr. Ranhoff’s severance benefit.
(5)	Mr. Batty joined the Company as Senior Vice President, Chief Financial Officer and Secretary effective December 31, 2004. Mr. Batty’s annual base salary for these positions is $285,000. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”
(6)	Mr. Milstead has served as Vice President and General Counsel since November 2000. Mr. Milstead became an executive officer of the Company effective June 1, 2004. Mr. Milstead was appointed Senior Vice President effective December 31, 2005. Mr. Milstead’s annual base salary for this position is $240,000. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”
(7)	Mr. Hooper resigned as Senior Vice President—Human Resources on August 3, 2006.
(8)	Mr. Hooper resigned on August 3, 2006; therefore Mr. Hooper’s option grant of 40,000 was cancelled on August 3, 2006 as none of the shares subject to such option had vested.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the stock options granted during the 2006 fiscal year to the executive officers named in the Summary Compensation Table for the fiscal year. No stock appreciation rights were granted to those individuals during such fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)		% of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share) (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
						5% (4)	10% (4)
David A. Ranhoff	175,000	(5)	8.4926	7.34	03/31/13	522,920	1,218,627
John C. Batty	75,000		3.6397	7.34	03/31/13	224,109	522,269
Byron W. Milstead	40,000		1.9412	7.34	03/31/13	119,525	278,543
Brett Hooper	40,000	(6)	1.9412	7.34	03/31/13	119,525	278,543

(1)	For additional information on option acceleration provisions, please see “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.” Each option has a maximum term of 7 years, subject to earlier termination in the event of the optionee’s cessation of employment with the Company.
(2)	Represents the individual’s percentage (%) of the total options granted to all employees in the 2006 fiscal year, as determined by combining all the options granted in the 2006 fiscal year to the particular individual.
(3)	The exercise price may be paid in cash, in shares of the Company’s common stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving the same-day sale of the purchased shares.
(4)	There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the five percent (5%) or ten percent (10%) assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(5)	On December 6, 2006, Mr. Ranhoff’s service as President and Chief Executive Officer was terminated and he resigned as a director. Mr. Ranhoff’s option is continuing to vest until the earlier of (a) December 31, 2007 and (b) the date Mr. Ranhoff begins other employment and accepts a grant of stock options.
(6)	Mr. Hooper resigned on August 3, 2006; therefore Mr. Hooper’s option grant of 40,000 was cancelled on August 3, 2006 as none of the shares subject to the option had vested.

Aggregated Option Exercises and Fiscal Year-End Values

The table below sets forth certain information with respect to the Company’s executive officers named in the Summary Compensation Table concerning the exercise of options during the 2006 fiscal year and unexercised options held by those individuals as of the end of such fiscal year. No stock options or stock appreciation rights were exercised by such individuals during the 2006 fiscal year, except as set forth below, nor were any stock appreciation rights outstanding at the end of such fiscal year.

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised in-the-Money Options at FY-End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Ranhoff	—	—	950,950	293,750	—	—
John C. Batty	—	—	259,375	65,625	—	—
Byron W. Milstead	—	—	120,500	45,000	—	—
Brett Hooper	—	—	126,278	—	—	—

(1)	Based on the market value of the shares on the date of exercise less the exercise price paid for those shares.
(2)	Based on the market value of the option shares at fiscal year-end ($3.22 per share) determined on the basis of the closing selling price per share of the Common Stock on the Nasdaq Global Market on the last day of the 2006 fiscal year-end less the exercise price.

Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements

The Company entered into an employment agreement with David A. Ranhoff on January 15, 2002, which superseded his employment agreement dated March 31, 1999. Subsequently, the Company entered into an amended executive employment agreement with David A. Ranhoff dated May 28, 2004, which superseded his employment agreement dated January 15, 2002. Subsequently, the Company entered into an amended executive employment agreement with David A. Ranhoff dated November 5, 2004, which superseded his amended employment agreement dated May 28, 2004.

The terms of the amended executive employment agreement provide that David A. Ranhoff would be employed by the Company in the position of President and Chief Executive Officer for a period of two (2) years from the effective date of January 1, 2005. Under the agreement, Mr. Ranhoff was entitled to an annual base salary of $400,000 and reimbursement for all reasonable business expenses. Mr. Ranhoff was eligible for an annual target incentive bonus equal to one-hundred percent (100%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Board.

Mr. Ranhoff also was entitled to receive a one-time lump-sum bonus of $320,000 related to the Company’s acquisition of NPTest Holding Corporation, which was paid on May 28, 2005.

Mr. Ranhoff’s service as President and Chief Executive Officer was terminated on December 6, 2006 and his employment with the Company was terminated as of December 31, 2006. As a result of his termination, Mr. Ranhoff is entitled to receive:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary payable in equal monthly installments over the twelve (12) month period following the date of his termination;

•

An amount equal to one-hundred percent (100%) of Mr. Ranhoff’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of his termination; and

•

Continued vesting of Mr. Ranhoff’s unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Ranhoff’s termination or (b) the date Mr. Ranhoff begins other employment and accepts a grant of stock options.

The Company entered into an employment agreement with John C. Batty on December 31, 2004. The terms of the executive employment agreement provide that Mr. Batty would be employed by the Company in the position of Senior Vice President and Chief Financial Officer for a period of two (2) years from the effective date of December 31, 2004. Mr. Batty is entitled to an annual base salary of $285,000 and reimbursement for all reasonable business expenses. Mr. Batty is eligible for an annual target incentive bonus equal to sixty percent (60%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Board.

Except in situations where the employment of Mr. Batty is terminated for cause (as defined in the executive employment agreement), by death (as defined in the executive employment agreement) or disability (as defined in the executive employment agreement), if Mr. Batty’s employment with the Company is terminated by the Company at any time or if the Company fails to continue Mr. Batty’s employment following the end of such term, Mr. Batty may be entitled to the following, among other things:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary, payable in equal monthly installments over the twelve (12) month period following the date of such termination;

•

An amount equal to one-hundred percent (100%) of Mr. Batty’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination; and

•

Continued vesting of Mr. Batty’s unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Batty’s termination or (b) the date Mr. Batty begins other employment.

Under certain circumstances following a termination of Mr. Batty’s employment within twelve (12) months following a change of control, Mr. Batty would be entitled to the above-listed benefits except that, in lieu of continued vesting of his unvested stock option shares, Mr. Batty would be entitled to full acceleration of his unvested stock option shares.

The Company entered into an executive employment agreement with Brett Hooper effective May 28, 2004 for a period of two (2) years from the effective date of May 28, 2004. The terms of the executive employment agreement provide that Mr. Hooper would be employed by the Company in the position of Senior Vice President, Human Resources. Under the agreement Mr. Hooper was entitled to an annual base salary of $180,000 and reimbursement for all reasonable business expenses. Mr. Hooper resigned as Senior Vice President-Human Resources on August 3, 2006. At the time of his resignation, Mr. Hooper’s annual base salary was $200,000. Mr. Hooper was eligible for an annual target incentive bonus equal to fifty percent (50%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Company. Since Mr. Hooper’s termination was voluntary, he did not receive any severance payments at the time of his resignation.

The Company entered into an executive employment agreement with Byron W. Milstead on May 28, 2004. The terms of the executive employment agreement provide that Mr. Milstead would be employed by the Company in the position of Vice President and General Counsel. Mr. Milstead is entitled to an annual base salary of $198,450 and reimbursement for all reasonable business expenses. Mr. Milstead’s current annual base salary is $250,000. Mr. Milstead is eligible for an annual target incentive bonus equal to fifty percent (50%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Company.

Except in situations where the employment of Mr. Milstead is terminated for cause (as defined in the executive employment agreement), by death (as defined in the executive employment agreement) or disability (as defined in the executive employment agreement), if Mr. Milstead’s employment with the Company is terminated by the Company at any time, Mr. Milstead may be entitled to the following, among other things:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary;

•

An amount equal to one-hundred percent (100%) of Mr. Milstead’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination; and

•

Continued vesting of Mr. Milstead’s unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Milstead’s termination or (b) the date Mr. Milstead begins other employment.

Under certain circumstances following a termination of Mr. Milstead’s employment within twelve (12) months following a change of control, Mr. Milstead would be entitled to the above-listed benefits except that, in lieu of continued vesting of his unvested stock option shares, Mr. Milstead would be entitled to full acceleration of his unvested stock option shares.

The Compensation Committee of the Board has the authority as Plan Administrator of the 1993 Stock Option Plan and the 2005 Stock Incentive Plan to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the Company’s executive officers, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company effected through a successful tender offer for more than 50% of the Company’s outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

Compensation Committee Interlocks and Insider Participation

During the 2006 fiscal year, the following members of the Board comprised the Compensation Committee: Mr. Beyer and Mr. Tompkins.

No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as members of the Board or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of directors and officers of the Company. Each of the current directors and executive officers of the Company has entered into separate indemnification agreements with the Company.

There are no material proceedings to which a director, officer or affiliate of the Company, any owner of record of or beneficially of more than five percent of any class of voting securities of the company, or any associate of any such director, officer or affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information contained in this Audit Committee Report, the Compensation Committee Report, the Audit Committee Charter, reference to the independence of the Audit Committee members and the Stock Performance Graph contained herein are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended October 31, 2006, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

Henk J. Evenhuis

Lori Holland

Bruce R. Wright

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company’s executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company’s 2005 Stock Incentive Plan and 2000 Supplemental Stock Option Plan under which grants may be made to executive officers and other key employees and 1993 Stock Option Plan to the extent any grants made to executive officers remain outstanding under such plan. For the 2006 fiscal year, the Compensation Committee consisted of two members: Mr. Beyer and Mr. Tompkins.

General Compensation Policy.    The fundamental policy of the Compensation Committee is to provide the Company’s executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee’s objective to make a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon the officer’s own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry based on 50th percentile of peer companies, (ii) annual variable performance awards payable in cash and with the majority of award based on the Company’s achievement of financial performance targets and the balance based on management based objectives, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an executive officer’s level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer’s total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

Factors.    The principal factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2006 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

Base Salary.    For comparative compensation purposes for the 2006 fiscal year, the Compensation Committee identified a peer group of companies which provide similar products, as well as similarly positioned semiconductor and technology companies. The base salary for each officer was determined on the basis of the following factors: the salary levels in effect for comparable positions at the peer group companies (determined on the basis of their published market data for each company’s 2005 fiscal year), the experience and personal performance of the officer and internal comparability considerations. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate. Based on the factors set forth above, the Compensation Committee adjusted certain executive officers’ base salaries during the 2006 fiscal year. The compensation level for the Company’s executive officers as set by the Compensation Committee during the 2005 fiscal year were set at approximately the fiftieth (50th) percentile of the base in effect for executive officers with comparable positions at the peer group companies, based on the published market data for those companies for each company’s 2005 fiscal year.

For purposes of the stock price performance graph which appears later in this Proxy Statement, the Company has selected the Nasdaq Electronic Components Index as the industry index. However, in selecting companies to survey for such compensation purposes, the Compensation Committee considers many factors not directly associated with stock price performance, such as geographic location, growth rate, annual revenue and profitability, and market capitalization. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the Nasdaq Electronic Components Index.

Annual Incentive Compensation.    Annual bonuses are earned by each executive officer primarily on the basis of the Company’s achievement of certain corporate financial performance targets established for each fiscal year. For fiscal year 2006, bonuses were to be earned on the basis of the following factors: (i) Company operating profit targets established for the fiscal year and (ii) certain management based objectives for the fiscal year. The majority of bonuses to be earned during fiscal year 2006 were to be earned based on the Company’s attainment of operating profit targets. Because the operating profit targets were not obtained during fiscal year 2006, only partial bonuses were paid for that period. Bonuses earned during fiscal year 2006 were earned based on attainment of certain management based objectives.

Long-Term Incentive Compensation.    Long-term incentives are provided primarily through stock option grants. The grants are designed to align the interest of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years, but generally seven years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer’s current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, and the individual’s personal performance in recent periods. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holding of the Company’s executive officers.

During the 2006 fiscal year, stock options were granted to Mr. David A. Ranhoff, Mr. John C. Batty, Mr. Byron W. Milstead and Mr. Brett Hooper. Please refer to the “Summary Compensation Table” and the table entitled “Option Grants in Last Fiscal Year.”

Chief Executive Officer Performance and Compensation

Mr. David A. Ranhoff.    During the 2006 fiscal year, Mr. Ranhoff served as Chief Executive Officer. In connection with his appointment as Chief Executive Officer effective January 1, 2005, the Committee set his annual base salary at $400,000. The Compensation Committee has sought to achieve two objectives in setting Mr. Ranhoff’s salary: (i) establish a level of base salary competitive with that paid to other chief executive officers with similar experience of the peer group companies and (ii) make a significant percentage of the total compensation package contingent upon Company performance and stock price appreciation. The base salary established for Mr. Ranhoff on the basis of the foregoing criteria was intended to provide him with a level of stability and certainty each year. Accordingly, this element of Mr. Ranhoff’s compensation was not affected to a significant degree by Company performance factors and was set during the 2005 fiscal year at approximately the fiftieth (50th) percentile of the base salary levels in effect for other chief executive officers of like experience at the same peer group of companies surveyed for comparative compensation purposes for all other officers of the Company and based upon published market data for each Company’s 2004 fiscal year. Under the Company’s fiscal 2006 incentive program, Mr. Ranhoff had the opportunity to receive a target bonus of 100% of his base salary if certain Company performance goals were achieved or exceeded, including objectively-measured goals relating to Company and operating profits and certain management based objectives. Because only certain of the financial performance targets for the fiscal year and only certain management based objectives were achieved during the fiscal 2006, the Company awarded Mr. Ranhoff a bonus of $184,151 under the incentive program.

The Compensation Committee granted Mr. Ranhoff a stock option for 175,000 shares in March 2006, as an additional inducement to retain his services and to subject a substantial portion of his total compensation to

Company performance measured in terms of stock price appreciation. In connection with this grant, the options vest incrementally over the next four years of his continued service and will have value only if the market price of the option shares increases above the $7.34 exercise price per share during the option term. As a result of Mr. Ranhoff’s termination, the option will continue to vest until the earlier of (a) December 31, 2007 and (b) the date Mr. Ranhoff begins other employment and accepts a grant of stock options.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers, to the extent that compensation is not deemed to be performance-based pursuant to the criteria established under a shareholder-approved plan. The cash compensation paid to the Company’s executive officers for the 2006 fiscal year did not exceed the $1 million limit per officer. The Compensation Committee does not expect the total cash compensation to be paid to any of the Company’s executive officers for fiscal year 2007 to exceed the $1 million limit. Accordingly, the Compensation Committee has decided not to submit any of the Company’s cash incentive bonus plans to shareholder approval at the Annual Meeting or to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer in the future be expected to exceed the $1 million level on a recurring basis as a result of their participation in one or more of the Company’s non-shareholder approved incentive bonus plans. The stock option grants made under the Company’s 1993 Stock Option Plan and 2005 Stock Incentive Plan during the 2006 fiscal year did not qualify as performance-based compensation, and any compensation deemed paid by the Company upon the subsequent exercise of those options or the disposition of the shares purchased under those options will, together with the cash compensation paid to the executive officer, be subject to the $1 million limitation.

Submitted by the Compensation Committee

of the Board of Directors

Richard M. Beyer

Jon D. Tompkins

COMPARISON OF STOCKHOLDER RETURN

The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company’s Common Stock with the cumulative total returns of the Nasdaq Stock Market Index and Nasdaq Electronic Components Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CREDENCE SYSTEMS CORPORATION, THE NASDAQ COMPOSITE INDEX AND

THE NASDAQ ELECTRONIC COMPONENTS INDEX

*	$100 invested on 10/31/01 in stock or index—including reinvestment of dividends. Fiscal year ending October 31.

	Cumulative Total Return
	10/01	10/02	10/03	10/04	10/05	10/06
CREDENCE SYSTEMS CORPORATION	100.00	61.25	119.93	55.51	56.62	23.68
NASDAQ STOCK MARKET (U.S.)	100.00	79.67	114.88	119.49	129.85	147.66
NASDAQ ELECTRONIC COMPONENTS	100.00	65.78	121.03	89.21	92.18	92.41

(1)	The graph covers the period from October 31, 2001, through the fiscal year ended October 31, 2006.
(2)	The graph assumes that $100 was invested on October 31, 2001 in the Company’s common stock and in each index.
(3)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(4)	The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and any persons holding more than ten percent (10%) of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Directors, executive officers and holders of more than ten percent (10%) of the Company’s common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons for the 2006 fiscal year that no Form 5 reports were required for such persons for the 2006 fiscal year, the Company believes that all filing requirements under Section 16(a) applicable to such directors, executive officers and stockholders for the 2006 fiscal year were met in a timely manner.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

ANNUAL REPORT

A copy of the Annual Report of the Company for the fiscal year ended October 31, 2006 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the fiscal year ended October 31, 2006 with the SEC on January 11, 2007. A copy of the Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Mr. John C. Batty, the Company’s Senior Vice President, Chief Financial Officer and Secretary at the Company’s headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035.

Dated:

THE BOARD OF DIRECTORS

OF CREDENCE SYSTEMS CORPORATION

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZCED42

PROXY

CREDENCE SYSTEMS CORPORATION

Annual Meeting of Stockholders to be held on March 15, 2007

This Proxy is solicited on behalf of the Board of Directors of

Credence Systems Corporation

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on March 15, 2007 and the Proxy Statement and appoints Lavi A. Lev and John C. Batty and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Credence Systems Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters at 1421 California Circle, Milpitas, California 95035, on Thursday, March 15, 2007 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy will be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CREDENCE SYSTEMS CORPORATION

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/cmos	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZCED41

☒	Please mark votes as in this example.	#CED

The Board of Directors recommends a vote “FOR” the directors listed below and a vote “FOR” the proposal ratifying the appointment of Ernst & Young LLP and a vote “AGAINST” the stockholder proposal regarding pay-for-superior performance.

1. To elect the following director to serve for a two-year term ending upon the year 2009 Annual Meeting of Stockholders or until his successor is elected and qualified: Nominee: (01) Dr. Ping Yang and to elect two directors to serve a three-year term ending upon the year 2010 Annual Meeting of Stockholders or until their successors are elected and qualified: Nominee: (02) Richard M. Beyer, (03) Lavi A. Lev

		2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending November 3, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

FOR ALL NOMINEES ☐ ☐	WITHHELD FROM ALL NOMINEES	3. To approve the stockholder proposal regarding pay-for-superior performance	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

IF SHARES ARE REGISTERED IN THE

NAMES OF TWO OR MORE PERSONS, EACH

SHOULD SIGN. WHEN SIGNING AS

ATTORNEY, EXECUTOR, ADMINISTRATOR,

TRUSTEE OR GUARDIAN, PLEASE GIVE

FULL TITLE AS SUCH. IF A CORPORATION,

PLEASE SIGN IN FULL CORPORATE NAME

BY AUTHORIZED OFFICER OR IF A

PARTNERSHIP, PLEASE SIGN IN

PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

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